UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 6, 2017, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“we,” “us,” “our” or the “Company”) filed a preliminary prospectus supplement relating to the offer and sale of shares of common stock (the “Offering”) pursuant to an effective registration statement on Form S-3 (333-215229). In contemplation of this Offering, we are filing this Current Report on Form 8-K to report the following:

First Quarter 2017 Update

From January 1, 2017 to March 3, 2017, we completed over $250 million in transactions, including making a $144 million investment in February 2017 to acquire over 4,000 acres of land that is leased under long-term contracts to over 20 individual solar projects. The projects which are part of the February land acquisition have aggregate capacity of over 690 megawatts direct current.

We financed a portion of the February land acquisition with an approximately $100 million loan agreement, which Hannon Armstrong Capital, LLC, our operating subsidiary (the “Borrower”), entered into with Deutsche Bank AG (the “Loan Agreement”). The Loan Agreement is secured by the membership interests in the subsidiaries of the Borrower that own direct or indirect interests in the projects and all personal property of such subsidiaries. We anticipate entering into long-term nonrecourse debt in the same manner as we did with our HASI Sustainable Yield Bond 2015-1 prior to the Loan Agreement expiring in August 2017.

Residential Solar Portfolio Update

We have approximately $289 million of loans which are supported by portfolios of residential solar leases, held in bankruptcy remote special purpose entities (“SPEs”) that are performing in line with our expectations. SunPower Corporation, who originated these consumer leases and who we rely on for certain limited indemnities, warranties and other obligations such as servicing the leases, recently announced that they are not in compliance, and do not expect to be in compliance for 2017, with a debt-to-EBITDA leverage covenant in one of their loan agreements, due in part to a restructuring they have undertaken as result of changes in the broader solar market. According to SunPower’s disclosure, they are not in default under this loan which has an outstanding balance of $5 million that is cash collateralized. The SPEs, and not SunPower, are the source of repayment under our loans. SunPower’s obligations, as servicer, consist primarily of billing, monitoring payments by homeowners to a third-party lockbox and customer service.

In connection with the loans described above, we borrowed approximately $248 million in nonrecourse debt that is secured by this residential solar portfolio. This nonrecourse debt included the same debt-to-EBITDA covenant referred to above to monitor changes in SunPower’s credit, as is typical for a servicer. As a result, our lenders are entitled to apply approximately $1 million of the cash flow after payment of principal and interest to us each quarter to further reduce the principal balance on our loan. We continue to monitor the situation and anticipating having further discussions with our lenders and with SunPower but at the present time, do not anticipate any other impact.

Legal Opinions

Prior to and in contemplation of the Offering, we have received the legal opinions of Clifford Chance US LLP (the “Legal Opinion”) relating to the shares being legally issued, fully paid, and nonassessable when issued. A copy of the Legal Opinion, which is based on and subject to the qualifications and assumptions set forth therein, is attached to this Form 8-K as Exhibit 5.1. Prior to and in contemplation of the Offering, we have also received the tax opinion of Clifford Chance US LLP (the “Tax Opinion”) to the effect that (x) commencing with our taxable year ended December 31, 2013, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and (y) the statements set forth or incorporated by reference in the prospectus used in the Offering under the caption “U.S. Federal Income Tax Considerations,” as modified and supplemented by the statements in the Company’s annual report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) under the captions “Risks Related to Our Taxation as a REIT” and “U.S. Federal Income Tax Legislation,” are correct in all material respects. A copy of the Tax Opinion which is based on and subject to the additional limitations and qualifications disclosed therein, is attached to this Form 8-K as Exhibit 8.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPTIAL, INC.

By:	/s/ Steven L. Chuslo

Name: Title:	Steven L. Chuslo Executive Vice President and General Counsel

Date: March 6, 2017